                     FAIRNESS OPINION PRESENTATION TO THE
                SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF
                             STAR GAS CORPORATION



                                 Confidential



                           A.G.EDWARDS & SONS, INC.
                              INVESTMENT BANKING


                               October 16, 1998

                                             TABLE OF CONTENTS

                                                                                                                   Section
                                                                                                                   -------
                                             Introduction.....................................................        I


                                             Review of Events to Date.........................................       II


                                             Summary of the Transaction.......................................      III


                                             Summary Observations and Conclusions.............................       IV


                                             Appendices are separately bound:

                                             Appendix I      Analyses Performed Under 30-Year Weather Scenario

                                             Appendix II     Analyses Performed Under 15-Year Weather Scenario


Introduction



TRANSACTION PROPOSAL  [_]   During 1997, Star Gas Partners Corporation (the
                            "General Partner") and Petroleum Heat and Power Co.,
                            Inc. ("Petro") discussed the idea of a possible acquisition of Petro by Star Gas Partners, L.P.
                            ("Star Gas" or the "Partnership"). The overall transaction (the "Transaction") consists of the following four principal parts:

                            -    The acquisition of Petro by the Partnership;

                            - Public offerings of debt and equity by the Partnership and the redemption of certain debt and preferred stock of Petro (the "Financings");

                            - The withdrawal of Star Gas Corporation as the general partner of the Partnership and Star Gas Propane, L.P. (the "Operating Partnership"), and the election of Star Gas LLC as the new general partner; and

                            - Amending the Agreement of Limited Partnership of the Partnership and the Operating Partnership in order to consummate the Transaction.

A.G.EDWARDS'          [_]   By letter engagement, dated March 23, 1998, A.G.
ENGAGEMENT                  Edwards & Sons, Inc. ("A.G. Edwards") was engaged by
                            the Special Committee (the "Special Committee") of the Board of Directors of the General Partner (the
                            "Board") to act as its financial advisor with respect to the Transaction and to issue to the Special Committee an opinion as to the fairness, from a financial point of view, to the public common unitholders of Star (the "Public Common
                            Unitholders"), of the Transaction (the "Fairness
                            Opinion").

                      [_] The preparation of a fairness opinion is not susceptible to partial analyses or summary. In rendering its Fairness Opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions. A.G. Edwards may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Fairness Opinion itself.

                             INTRODUCTION
                             (continued)


AS PART OF ITS ENGAGEMENT,   [_]   A review of the Form S-4 Registration
A.G. EDWARDS' ACTIVITIES           Statement and exhibits thereto, including the
INCLUDED, BUT WERE NOT             Agreement and Plan of Merger, the Exchange
LIMITED TO, THE FOLLOWING:         Agreement, the Amended and Restated Agreement
                                   of Limited Partnership and the Conveyance and Contribution Agreements.

                             [_]   A review of certain publicly-available
                                   Partnership and Petro historical audited financial statements and certain unaudited interim financial statements;

                             [_] A review of certain financial analyses and forecasts of the Partnership prepared by and reviewed with management of the General Partner and the views of management of the General Partner regarding the Partnership's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the retail propane distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction;

                             [_] A review of certain financial analyses and forecasts of Petro prepared by and reviewed with management of Petro and the views of management of Petro regarding Petro's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the retail home heating oil distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction;

                             [_] A review of the pro forma impact of the Transaction on the Partnership and Petro;

                             [_] A review of the publicly reported historical price and trading activity for the Partnership's Common Units and Petro's Class A Common Stock, including a comparison of certain financial and stock market information for the Partnership with similar publicly available information for certain other companies, the securities of which are publicly traded;

                              INTRODUCTION
                              (continued)


                             [_] A review of the current market environment generally, and the retail propane distribution environment and the retail home heating oil distribution environment in particular;

                             [_] A review of information relating to the financial terms of certain transactions, including selected mergers and acquisition transactions;

                             [_] Conversations with PaineWebber regarding the nature and extent of development of the terms of the Transaction; and

                             [_] A review of such other information, financial studies, analyses and investigations, and financial, economic and market criteria that A.G. Edwards considered relevant.

NATURE OF INFORMATION        [_]   In rendering its Fairness Opinion, A.G.
REVIEWED AND PRESENTED             Edwards has relied upon and assumed, without
                                   independent verification, the completion of the Financings and the Transaction in accordance with the Agreement and Plan of Merger, and the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with A.G. Edwards for the purposes of the Fairness Opinion. With respect to financial projections and other information provided to or otherwise discussed with A.G.
                                   Edwards, A.G. Edwards assumed and was advised by the management of the General Partner and Petro, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the General Partner and Petro, respectively. A.G. Edwards did, however, review numerous sets of projections for Petro and analyzed what it believed were certain of the major assumptions embedded within Petro's projections. A.G. Edwards used two sets of projections for Petro to perform its analyses. A.G. Edwards used a set of projections based on 30-year weather and a set of projections based on 15-year weather.
                                   The Special Committee did not, however,
                                   engage A.G. Edwards to, and therefore A.G.
                                   Edwards did not, verify the accuracy or
                                   completeness of any such information. A.G.
                                   Edwards has relied upon the assurances of the management of the General Partner and Petro that the respective managements are not aware of any facts that would make such information inaccurate or misleading.

           INTRODUCTION
           (continued)

              [  ]   In performing its analyses, A.G. Edwards made numerous
                     assumptions with respect to the retail propane distribution industry and the retail home heating oil distribution industry, and general business and economic conditions which are beyond the control of the Partnership and Petro.
                     The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the Public Common Unitholders of the Transaction.

              [  ]   This presentation is for the private use of the Special
                     Committee and may not be distributed to any other parties without A.G. Edwards' written permission. THE ANALYSES
                     PRESENTED HEREIN RELATE TO THE FAIRNESS OPINION TO BE
                     ISSUED BY A.G. EDWARDS, BUT DO NOT COMPRISE THE FAIRNESS
                     OPINION.

              [  ]   A.G. Edwards' Fairness Opinion, in any event, is limited to the fairness, from a financial point of view, to the Public
                     Common Unitholders of the Transaction. The Fairness Opinion does not constitute a recommendation to any Public Common
                     Unitholders as to how to vote with respect to the Transaction. The Fairness Opinion does not represent tax or legal advice. The summary description of the analysis described herein, is qualified in its entirety by reference to the full text of the Fairness Opinion.

              [  ]   The Fairness Opinion is necessarily based upon financial
                     and other conditions and circumstances existing and disclosed to it as of October 16, 1998. A.G. Edwards has been requested to update its Fairness Opinion to a date prior to the mailing of the Form S-4 Registration
                     Statements by Petro and the Partnership. No assurance can be given that future market conditions will permit A.G.
                     Edwards to deliver an updated Fairness Opinion.

ASSUMPTIONS    [  ]  In rendering it Fairness Opinion, A.G. Edwards has assumed that the Transaction will be consummated on the terms contained in the Form S-4 Registration Statement and exhibits thereto, including the Agreement and Plan of Merger, the Exchange Agreement, the Amended and Restated
                     Agreement of Limited Partnership and the Conveyance and Contribution Agreements, without any waiver of any material terms or conditions by the Partnership or Petro. The assumption that the Financings are consummated in accordance with the closing conditions of the Agreement and Plan of Merger is a material assumption.

             Review of Events to Date



FEBRUARY 11      [  ]   A.G. Edwards presented its qualifications to the Special
                        Committee and its legal counsel, Baker & Botts.

MARCH 23         [  ]   Special Committee engaged A.G. Edwards.

MARCH 23         [  ]   A.G. Edwards met with members of the Partnership's
                        management and Petro's management and submitted a preliminary data request list.

                 [  ]   A.G. Edwards began due diligence review with management
                        and other representatives of the Partnership and of Petro.

MARCH 30         [  ]   A.G. Edwards received data related to its preliminary
                        data request list.

APRIL 28         [  ]   Special Committee and A.G. Edwards met to discuss the
                        Transaction.

MAY 4            [  ]   A.G. Edwards submitted a preliminary status report (the
                        "Preliminary Status Report") to the Special Committee.

MAY 7            [  ]   Special Committee and A.G. Edwards met with Petro's
                        management and PaineWebber to discuss the Transaction and the Preliminary Status Report.

MAY 8            [  ]   A.G. Edwards continued onsite diligence at Petro.

MAY 19           [  ]   A.G. Edwards met with PaineWebber and Petro's management
                        to discuss the Transaction.

MAY 20           [  ]   Special Committee, Baker & Botts and A.G. Edwards met
                        telephonically to discuss the Transaction.

MAY 26           [  ]   A.G. Edwards, submitted a revised proposal (the
                        "Preliminary Draft Proposal") to the Special Committee, which was subsequently forwarded to Petro at the Committee's request.

                     REVIEW OF EVENTS TO DATE
                     (continued)


JULY 28                 [  ]  A.G. Edwards submitted another revised proposal
                              (the "Revised Proposal") on the behalf of the Special Committee to the Board, the Petro Board and PaineWebber.

AUGUST 11               [  ]  The Special Committee approved the Revised
                              Proposal.

AUGUST 13               [  ]  The Petro Board approved the Revised Proposal.

AUGUST 14               [  ]  The Partnership and Petro announced the agreement
                              in principle.

AUGUST AND SEPTEMBER    [  ]  The Special Committee, with assistance from Baker
                              & Botts and A.G. Edwards, negotiated the terms of a definitive Agreement and Plan of Merger and Exchange Agreement with Petro, Andrews & Kurth and
                              PaineWebber.

OCTOBER 16              [  ]  Special Committee meeting to review documents and
                              consider and act upon the legal agreements necessary to implement the Transaction.

                              - The Committee had the opportunity to review, with Baker & Botts and A.G. Edwards, the following:

                                 [  ]  Draft dated October 13, 1998 of the Form
                                       S-4 Registration Statement
                                 [  ]  Draft dated October 8, 1998 of the
                                       Agreement and Plan of Merger
                                 [  ]  Draft dated October 6, 1998 of the
                                       Amended and Restated Agreement of Limited
                                       Partnership
                                 [  ]  Draft dated October 7, 1998 of the
                                       Exchange Agreement
                                 [  ]  Draft dated October 9, 1998 of the
                                       Conveyance and Contribution Agreements

SUMMARY OF THE TRANSACTION
PRO FORMA STAR GAS UNITS OUTSTANDING
(in thousands)

  [  ]   There are currently 6,383 Star Gas units outstanding comprised of 3,859 common units, 2,396 subordinated units and 128 implied general partner ("GP") units. The subordinated units and GP units are currently assets of Petro.


  [  ]   There are currently 26,574 shares of Petro common stock outstanding held by public shareholders and "affiliates." The public holds 14,327 Class A shares, 11 Class B shares and 282 Class C shares. The "affiliates" hold 11,953 shares which include 9,638 Class A shares and 2,315 Class C shares.


  [  ]   Each shareholder of Petro will receive a certain number of units in
         Star Gas such that the implied consideration paid for each Petro share averages $2.43 based on A.G. Edwards' estimates of the value of the units being offered to Petro as consideration.


  [  ]   All of the publicly held 14,327 Class A shares and 282 Class C shares, and a portion of the "affiliate" held Class A shares (5,243) and Class C shares (1,328) will receive .13064 units of newly created senior subordinated units for each share (1,908 units to the public and 859 units to the "affiliates", 2,767 units in total) with an attached Contingent Unit ("CU"). See the following page for a discussion of the Contingent Units. A.G. Edwards estimates an implied value for these units of $18.52/unit. The remaining "affiliates" of Petro not receiving senior subordinated units, who hold a total of 5,382 shares, will receive .15920 units for a total of 857 junior subordinated and GP units, both of which will also include attached CUs. A.G. Edwards estimates an implied value for these units of $15.41/unit.


  [  ]   The 2,396 subordinated units and 128 GP units currently owned by Petro will effectively be retired in the Transaction.

SUMMARY OF THE TRANSACTION
PRO FORMA STAR GAS UNITS OUTSTANDING
(in thousands)
(continued)
DESCRIPTION OF CONTINGENT UNITS

  [  ]   During the five year period, beginning with the first full four quarters following the Merger, the senior subordinated units, junior subordinated units and general partner interests will have the right to receive up to 909,000 senior subordinated units upon Petro meeting a "Contingent Unit Test." Each time the Contingent Unit Test is met, (but not more frequently than once every four quarter period), the senior subordinated units, junior subordinated units and general partner interests will receive an aggregate of 303,000 senior subordinated units, subject to a maximum of 909,000 senior subordinated units. The Contingent Unit Test will be met during any four quarter period when distributable cash flow per unit attributable to Petro exceeds $2.90 which is 32% higher than the current annualized MQD of $2.20 and 26% higher than the proposed MQD of $2.30.

SUMMARY OF THE TRANSACTION
ALLOCATION OF CURRENT PETRO SHARES OUTSTANDING
(IN THOUSANDS)

     ---------------------------------------------------------------------------
                                                 Class A     Class B     Total
                                                 -------     -------    --------
     Groups Receiving Senior Sub
     ---------------------------
     Public                                       14,327         282     14,609
     Affiliates                                    5,243       1,328      6,572
                                                 -------     -------    -------
     Total Receiving Senior Sub                   19,570       1,610     21,181


     Groups Receiving Junior Sub and GP
     ----------------------------------
     Affiliates                                    4,395         987      5,382
                                                 -------     -------    -------

     Sub Total                                    23,965       2,598     26,562
                                                 =======     =======

     Class B                                                                 11
                                                                        -------

     Total Shares including Class B                                      26,574
                                                                        =======

SUMMARY OF THE TRANSACTION
PRO FORMA STAR GAS UNITS OUTSTANDING
PRE-FINANCING ASSUMPTIONS
(IN THOUSANDS)

          -----------------------------------------------------------------------------------
                                                      Issued to Petro
                                                    -------------------
          Type of Units                  Current    Public   Affiliates    Retired   Pro Forma
          -------------                  -------    ------   ----------    -------   ---------
          Common                          3,859          -          -           -        3,859

          Senior Subordinated                 -      1,908        859           -        2,767

          Subordinated                    2,396          -          -      (2,396)           -

          Junior Subordinated
             & New General Partner            -          -        857           -          857

          Old General Partner               128          -          -        (128)           -
                                         ------                                      ---------
                                          6,383                                          7,482

SUMMARY OF THE TRANSACTION
EQUITY PURCHASE PRICE CALCULATION
Implied Equity Value of Petro's Assets
(units in thousands, $ in thousands, except per unit amounts)

--------------------------------------------------------------------------------
                                                       Value of Securities
Event                                           Issued to and Retired from Petro
--------------------------------------------------------------------------------
Issuance of Senior Subordinated
Units to Public Petro Shareholders                          1,908    x    $18.52
                                                           ---------------------
                                                                  $35,337

Issuance of Senior Subordinated
Units to Affiliate Petro Shareholders                         859    x    $18.52
                                                           ---------------------
                                                                  $15,900

Issuance of Junior Subordinated
& General Partner Units to Affiliate Petro Shareholders       857    x    $15.41
                                                           ---------------------
                                                                  $13,203

                                                                ------------
PURCHASE PRICE OF PETRO'S EQUITY                                  $64,439

-------------------------------------------------------------------------------------
Divided by 26,562 shares of Petro's Common stock =                  $2.43 per share
(Excludes 11 Class B Shares)
-------------------------------------------------------------------------------------

Retire Subordinated Units held by Petro                    (2,396)   x    $15.41
                                                           ---------------------
                                                                 ($36,924)

Retire Old General Partner Units held by Petro               (128)   x    $15.41
                                                           ---------------------
                                                                  ($1,967)

                                                                ------------
EQUITY VALUE OF PETRO'S HEATING OIL ASSETS                        $25,549

                     SUMMARY OBSERVATIONS AND CONCLUSIONS


POTENTIAL STRUCTURAL AND    [_]  Advantages to Public Common Unitholders
QUALITATIVE ADVANTAGES           -  Increase in cash available for distribution
AND DISADVANTAGES TO             -  Increase in the MQD to $2.30
THE PUBLIC COMMON                -  Priority in payment of MQD and arrearages
UNITHOLDERS.                        over Senior Subordinated, Junior
                                    Subordinated and G.P. unitholders during subordination period
                                 -  Distributions on Senior Subordinated, Junior
                                    Subordinated and General Partner units
                                    limited to amount of distributable cash
                                    generated during subordination period
                                 -  Distributions on Senior Subordinated, Junior
                                    Subordinated and General Partner Units and conversion of Special Incentive Rights based on actual results versus adjusted for normal weather
                                 -  Earliest date on which the subordination
                                    period would end extended to July 2002
                                 -  Acquisition growth opportunities in retail
                                    home heating oil distribution industry at
                                    historically lower multiples than retail propane distribution industry
                                 -  Increase in market capitalization with
                                    potential for more liquidity
                                 -  Diversifies geographic customer base

                            [_]  Disadvantages to Public Common Unitholders
                                 - Petro is several times the Partnership's size, thus changing the nature of the Partnership's business
                                 - Petro's history of operational and financial difficulties
                                 -  Increases seasonality and weather risk
                                 - Taxable income will increase at a greater rate
                                 -  No assurance that Petro can continue
                                    improvements (reduce attrition and improve profit margins) while making attractive acquisitions
                                 - Potential dilution in the event that the Partnership pro forma for the Transaction fails to meet its projections

                 SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                 (continued)


IMPLIED UNIT     [_]  A.G. Edwards calculated a range of values for the Senior
VALUE ANALYSIS        Subordinated, Junior Subordinated and General Partner
                      units, based on a required rate of return, trading yield, and discount to the common units. (See Appendix D -
                      "Implied Unit Value Analysis")

                      ----------------------------------------------------------
                      Estimated Unit Prices Summary

                           Senior Subordinated Units
                           --------------------------------------------------------------------------------
                                                                                             Range
                                                                                     ----------------------
                           Required rate of return (a)        20.0% - 30.0%              $17.90 - 22.28
                           Trading yield (b)                  11.5% - 13.5%              $17.04 - 20.00
                           Discount to common units (c)       10.0% - 20.0%              $16.21 - 18.23

                                                            Range                        $16.21 - 22.28
                                                            Adjusted Range (d)           $17.04 - 20.00

                                                                                     ----------------------
                                                            Assumed value (e)                $18.52
                                                                                     ----------------------


                           Junior Subordinated and GP Units
                           --------------------------------------------------------------------------------
                                                                                            Range
                                                                                     ----------------------
                           Required rate of return (a)       35.0% - 45.0%               $14.52 - 16.84
                           Trading yield (b)                 14.0% - 16.0%               $14.38 - 16.43
                           Discount to common units (c)      25.0% - 35.0%               $13.17 - 15.19

                                                             Range                       $13.17 - 16.84
                                                             Adjusted Range (d)          $14.38 - 16.43

                                                                                     ----------------------
                                                             Assumed value (f)               $15.41
                                                                                     ----------------------

(a) Represents required rate of return during subordination period, which is assumed for the minimum three years. Thereafter, the rate of return is assumed to equal that of the common units, for a blended required rate of return of 12.4% to 15.3% for the Senior sub and 16.25% to 18.7% for the Junior sub and GP units.
(b)  Based on a $2.30 annualized MQD.
(c) Based on a discount to the common unit's average closing price for the last 20 trading days ended 10/14/98 of $20.26.
(d)  Represents the middle value of both the range of highs and lows.
(e) Implied required rate of return, trading yield and discount to common at a unit price of $18.52 are 28.1% during subordination (14.7% blended), 12.4%, and 8.6%, respectively.
(f) Implied required rate of return, trading yield and discount to common at a unit price of $15.41 are 39.4% during subordination (17.6% blended), 14.9%, and 23.9%, respectively.

                     SUMMARY OBSERVATIONS AND CONCLUSIONS
                     (continued)


PRO FORMA MERGER     [_]   A.G. Edwards analyzed the impact of the Transaction
ANALYSIS                   on the Partnership's distributable cash flow per
                           unit, the related accretion, common unit coverage and total unit coverage on a pro forma basis. (See
                           Appendix E -"Pro Forma Merger Analysis")

                           -----------------------------------------------------

                                                                    15-Year Weather                      30-Year Weather
                                                              ---------------------------         ---------------------------
                                                                Star Gas                           Star Gas
                                                              Stand-alone      Pro Forma          Stand-alone      Pro Forma
                                                              -----------      ----------         -----------      ----------
                           DCF per unit
                               1998 Adjusted for Actual       $ 1.27           $ 1.53             $ 1.27           $ 1.53
                               1998 Normalized (a)              1.62             2.15               1.84             2.40
                               1999 Projected                   1.77             2.31               2.02             2.60

                           Accretion / Dilution
                               1998 Adjusted for Actual                        $ 0.26                              $ 0.26
                               1998 Normalized (a)                               0.53                                0.56
                               1999 Projected                                    0.54                                0.58

                           Common unit coverage
                               1998 Adjusted for Actual         0.96x            0.89x              0.96x            0.89x
                               1998 Normalized (a)              1.22             1.25               1.38             1.39
                               1999 Projected                   1.30             1.33               1.51             1.51

                           Total unit coverage
                               1998 Adjusted for Actual         0.58x            0.66x              0.58x            0.66x
                               1998 Normalized (a)              0.74             0.94               0.84             1.05
                               1999 Projected                   0.81             1.00               0.92             1.13

                           _____________________________________________________

                           (a)  Adjusted to represent normal weather.

                              SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                              (continued)

MERGER PREMIUMS TO            [_]  A.G. Edwards analyzed the premium of the
MARKET VALUE ANALYSIS              consideration to be received by Petro Common
                                   Stockholders and compared the premium to Petro's current and historical prices. These premiums were compared to premiums paid in acquisitions of majority or remaining interests announced and completed between
                                   January 1, 1996 and October 7, 1998 where the target's share price one week prior to the announcement date was either (i) equal to or less than $5, (ii) greater than $5 and less than $10, or (iii) equal to or greater than $10. (See Appendix F - "Merger Premiums to
                                   Market Value Analysis")

                              [_] Premiums were calculated one day, one week, four weeks, three months and one year prior to the announcement of the agreement in principle for each merger.

                              ===================================================================================================
                              COMPARISON OF PREMIUMS PAID
                              ===================================================================================================
                                                                    Petro at      Mean of Transactions     Mean of Transactions
                              Premium to stock price prior       $2.43 per Unit        Equal to or            Greater Than $5
                               to announcement on August 14th:    Offer Price         Less Than $5          and Less Than $10
                              ---------------------------------------------------------------------------------------------------
                              One Day prior:                         29.6%               39.7%                     34.3%
                              One week prior:                        38.9%               48.8%                     42.3%
                              Four weeks prior:                      17.8%               55.4%                     48.5%
                              Three months prior:                    52.5%               67.1%                     58.0%
                              One year prior:                       -19.0%               53.8%                     45.8%
                                                  -------------------------------------------------------------------------------
                                                   Maximum           52.5%               67.1%                     58.0%
                                                   Minimum          -19.0%               39.7%                     34.3%
                                                  ===============================================================================

                              --------------------------------------------------------------
                              COMPARISON OF PREMIUMS PAID
                              --------------------------------------------------------------
                                                                     Mean of Transactions
                              Premium to stock price prior                Equal to or
                               to announcement on August 14th:        Greater Than $10
                              --------------------------------------------------------------
                              One Day prior:                             28.1%
                              One week prior:                            32.7%
                              Four weeks prior:                          39.6%
                              Three months prior:                        77.9%
                              One year prior:                            53.2%
                                                  ------------------------------------------
                                                   Maximum               77.9%
                                                   Minimum               28.1%
                                                  ==========================================


                              [_] A.G. Edwards observed that the means of transactions equal to or less than $5 were higher than the Petro premiums and higher than a majority of the means of other transactions.

                              [_] The premium to Petro's current stock price ($1.031 as October 14, 1998) was 135.6%.

                              SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                              (continued)


RELATIVE CONTRIBUTION         [_]  A.G. Edwards analyzed the relative pro forma
ANALYSIS                           contribution of both Star Gas and Petro to
                                   the ownership of capital in the pro forma entity based on Star Gas' and Petro's historical results from operations and their respective projections. (See Appendix G -
                                   "Relative Contribution Analysis")

                              [_]  During 1996 -1997, Star Gas would have
                                   contributed approximately 26.7% and 35.4% to the combined entity's gross profit and EBITDA, respectively.

                              [_] On a pro forma basis during 1998-1999, using 30-year weather, Star Gas is projected to contribute approximately 28.8% and 32.8% to the combined entity's gross profit and EBITDA, respectively (or 29.0% and 32.4%, respectively, assuming 15-year weather).

                              [_]  For its gross profit and EBITDA
                                   contributions, Star Gas is expected to
                                   receive approximately 37.1% of the pro forma implied firm value.


                              IMPLIED FIRM VALUE


                             [GRAPH APPEARS HERE]

                         ----------------------------
                         [_] Petro       [_] Star Gas
                         ----------------------------

                    SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                    (continued)

DISCOUNTED CASH FLOW           [_] A.G. Edwards performed discounted cash flow
ANALYSIS analyses for Petro, Star Gas and Star Gas Pro Forma using projected tax-adjusted operating cash flows for 1999 through 2002, terminal values calculated on 2002 EBITDA, and discount rates based on the related weighted average cost of capital. (See Appendix H -"Discounted Cash Flow Analysis")

                                   =================================================================
                                                          PETRO STAND ALONE
                                   -----------------------------------------------------------------
                                    15 YEAR              TERMINAL VALUE EBITDA MULTIPLE
                                                   -------------------------------------------------
                                                    6.0x      6.5x      7.0x     7.5x        8.0x
                                   -----------------------------------------------------------------
                                         13.4%     $49,406   $65,422   $81,439   $97,455   $113,472

                                    WACC 13.6%      47,103    62,984    78,865    94,746    110,628

                                         13.9%      44,822    60,570    76,317    92,064    107,812
                                   -----------------------------------------------------------------
                                   -----------------------------------------------------------------
                                   30 YEAR               TERMINAL VALUE EBITDA MULTIPLE
                                             -------------------------------------------------------
                                                    6.0x      6.5x      7.0x      7.5x       8.0x
                                   -----------------------------------------------------------------
                                         13.4%     $64,921   $81,662   $98,403  $115,143   $131,884

                                   WACC  13.6%      62,511    79,110    95,709   112,308    128,908

                                         13.9%      60,124    76,583    93,042   109,502    125,961
                                   -----------------------------------------------------------------

                               [_] A.G. Edwards noted that the Petro Stand Alone
                                   discounted cash flow values were greater than the implied equity value being paid for Petro's heating oil assets of $25.5 million, as calculated on page C-5 of Appendix I.

                    SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                    (continued)

DISCOUNTED CASH FLOW                                           STAR GAS STAND ALONE
                                    -------------------------------------------------------------------
ANALYSIS (continued)                   15 YEAR        TERMINAL VALUE EBITDA MULTIPLE
                                                      -------------------------------------------------
                                                      9.0x       9.5x      10.0x      10.5x     11.0x
                                    -------------------------------------------------------------------
                                            6.8%      $92,914   $99,255   $105,597  $111,939  $118,281

                                    WACC    7.0%       91,847    98,141    104,436   110,730   117,024

                                            7.2%       90,790    97,037    103,284   109,532   115,779
                                    -------------------------------------------------------------------
                                    -------------------------------------------------------------------
                                            30 YEAR   TERMINAL VALUE EBITDA MULTIPLE
                                                      -------------------------------------------------
                                                        9.0x      9.5x      10.0x     10.5x     11.0x
                                    -------------------------------------------------------------------
                                            6.8%      $103,675  $110,428  $117,181  $123,935  $130,688

                                    WACC    7.0%       102,537   109,240   115,942   122,645   129,347

                                            7.2%       101,410   108,062   114,714   121,367   128,019
                                    -------------------------------------------------------------------
                                                                  STAR GAS PRO FORMA
                                    -------------------------------------------------------------------
                                            15 YEAR   TERMINAL VALUE EBITDA MULTIPLE
                                                      -------------------------------------------------
                                                         9.0x      9.5x      10.0x     10.5x     11.0x
                                    -------------------------------------------------------------------
                                             7.3%      $128,663  $136,782  $144,902  $153,021  $161,141

                                    WACC     7.5%       127,328   135,389   143,449   151,510   159,570

                                             7.7%       126,006   134,008   142,010   150,012   158,014
                                    -------------------------------------------------------------------
                                    -------------------------------------------------------------------
                                             30 YEAR   TERMINAL VALUE EBITDA MULTIPLE
                                                       ------------------------------------------------
                                                         9.0x      9.5x      10.0x     10.5x     11.0x
                                    -------------------------------------------------------------------
                                             7.3%      $139,743  $148,282  $156,820  $165,358  $173,896

                                    WACC     7.5%       138,338   146,815   155,291   163,767   172,243

                                             7.7%       136,946   145,360   153,775   162,190   170,605
                                    -------------------------------------------------------------------

                              [_] A.G. Edwards noted that the Star Gas Pro Forma discounted cash flow values were greater than (1) the Star Gas Stand Alone discounted cash flow values and (2) the current equity market value of Star Gas of $124.9 million as of October 14, 1998.

                         SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                         (continued)

COMPARABLE               [_]  A.G. Edwards noted that public disclosure
TRANSACTIONS ANALYSIS         regarding transactions in the retail home heating
                              oil distribution industry was extremely limited.

                         [_] A.G. Edwards analyzed the financial terms related to divestitures by Petro of certain of its retail home heating oil branches and compared them to the implied multiples of the aggregate purchase price of Petro's heating oil assets.

                         [_] Petro has sold three branches for an average EBITDA multiple of 9.0x.
                              -----------------------

                         [_] A.G. Edwards calculated the purchase price of Petro's heating oil assets and calculated multiples based on Petro's EBITDAs. (See Appendix I - "Comparable Transaction Analysis")

                         -------------------------------------------------------

                         Purchase Price of Heating Oil Assets
                         -------------------------------------

                         Equity purchase price of heating oil assets
                            including SIRs                                           $ 25,549
                         Cost of debt to be Redeemed ($206,250 + $2,844 premium)      209,094
                         Cost of Debt to be Assumed                                    69,646
                         Cost of Preferred stock at Redemption Value                   31,767
                         Consent Fees                                                   2,110
                         Transaction Fees                                              19,343
                                                                                     --------
                         Aggregate purchase price of heating oil assets              $357,509
                                                                                     --------

                              Multiples
                         -------------------------------------------------------

                                                                                                    Notes
                                                                                                    --------------------------------

                                                                 15 - Year           30 - Year
                                                             ----------------   ---------------
                         1997 Normalized EBITDA (a)               -         -     43,040   8.3x     As a multiple of aggregate
                                                                                                    transaction value.
                         Normalized 1998 EBITDA budget (a)   44,749      8.0x     46,900   7.6x     As a multiple of aggregate
                                                                                                    transaction value.
                         1999 Projected EBITDA (a)           46,463      7.7x     48,706   7.3x     As a multiple of aggregate
                                                                                                    transaction value.

                         ______________________________________________________
                         (a) Calculated as gross profit minus SG&A expense and direct delivery expense.

                   SUMMARY OF OBSERVATIONS AND CONCLUSIONS
                   (continued)

PUBLIC COMPANY         [_]  A.G. Edwards compared certain financial and market
ANALYSIS                    information of Star Gas on a historical and pro
                            forma basis to that of certain public propane master limited partnerships which A.G. Edwards deemed relevant for the purposes of this analysis.
                            A.G. Edwards reviewed the trading multiples of a total of six master limited partnerships. (See
                            Appendix J - "Public Company Analysis")

                       [_] The selected propane master limited partnerships are as follows:

                            -  AmeriGas Partners, L.P.               -  Heritage Propane Partners, L.P.
                            -  Cornerstone Propane Partners, L.P.    -  National Propane Partners, L.P.
                            -  Ferrellgas Partners, L.P.             -  Suburban Propane Partners, L.P.

                       [_] No partnership used in the analysis is identical to Star Gas.

                       ========================================================================================================
                       PUBLIC COMPARABLE COMPANIES (a)
                       ========================================================================================================
                                                            Star           Pro Forma Star    Public Company   Public Company
                                                      -----------------  ------------------
                                                      15-Year   30-Year   15-Year   30-Year     Medians           Ranges
                       --------------------------------------------------------------------------------------------------------
                       Yield                           11.2%     11.2%     11.8%     11.8%       10.1%        9.1%  to  23.3%
                       Firm value/LTM EBITDA (b)       12.5x     12.5x     10.0x     10.0x       11.6x        9.0x  to  12.7x
                       Firm value/1999E EBITDA         10.2x      9.6x      8.1x      7.7x        9.2x        8.4x  to  11.1x
                       Equity Market Cap/LTM DCF (c)   15.4x     15.4x     12.5x     12.5x       13.4x        8.1x  to  15.3x
                       Equity Market Cap/1999E DCF     10.6x      9.6x      8.1x      7.4x        9.8x        4.9x  to  12.2x
                       --------------------------------------------------------------------------------------------------------


                       (a) Public comparable companies include: APU, CNO, FGP,
                           HPG, NPL and SPH.
                       (b) Firm value/adjusted for actual 1998 budget EBITDA for
                           Star and Pro Forma Star.
                       (c) Equity market cap/adjusted for actual 1998 budget
                           EBITDA for Star and Pro Forma Star.